Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
6% SERIES A PREFERRED STOCK
OF
VALHI, INC.

Pursuant to Section 151(g)
of the General Corporation Law of the State of Delaware

Valhi Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the Corporation (the “Board”) authorized the issuance of a series of five thousand (5,000) shares of 6% Series A Preferred Stock, par value $0.01 per share, of the Corporation (the “6% Series A Preferred Stock”) and established the designations, voting powers, preference rights and qualifications, limitations or restrictions thereof.  A Certificate of Designation for the 6% Series A Preferred Stock (the “Original Certificate of Designation”) was filed in the office of the Secretary of State of the State of Delaware on March 26, 2007.  The Original Certificate of Designation was amended and restated by an Amended and Restated Certificate of Designation (the “Amended and Restated Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on March 29, 2007. In the Third Amended and Restated Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of the State of Delaware on May 27, 2016, the Amended and Restated Certificate of Designation was restated and attached as Annex 1 to the Third Amended and Restated Certificate of Incorporation (the “Attached Certificate of Designation” and, together with the Amended and Restated Certificate of Designation to the extent still in effect, the “Certificate of Designation”).

2. No shares of 6% Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation.

3. The Board has adopted the following resolutions:

WHEREAS, the Corporation has authorized 500,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), to be issued from time to time by the board of directors of the Corporation (the “Board”) in series upon the designations determined by the Board;

WHEREAS, by resolution of the Board and by a Certificate of Designation (the “Original Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on March 26, 2007, the Corporation authorized the issuance of a series of five thousand (5,000) shares of 6% Series A Preferred Stock, par value $0.01 per share, of the Corporation (the “6% Series A Preferred Stock”) and established the designations, voting powers, preference rights and qualifications, limitations or restrictions thereof.

WHEREAS, the Original Certificate of Designation was amended and restated by an Amended and Restated Certificate of Designation (the “Amended and Restated Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on March 29, 2007.

WHEREAS, in the Third Amended and Restated Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of the State of Delaware on May 27, 2016, the Amended and Restated Certificate of Designation was restated and attached as Annex 1 to the Third Amended and Restated Certificate of Incorporation (the “Attached Certificate of Designation” and, together with the Amended and Restated Certificate of Designation to the extent still in effect, the “Certificate of Designation”).

WHEREAS, all 5,000 shares of the 6% Series A Preferred Stock were issued by the Corporation in 2007, and all such shares have been reacquired by the Corporation.

WHEREAS, the Board deems it in the best interest of the Corporation to retire the 5,000 shares of 6% Series A Preferred Stock and to eliminate from the Corporation’s Third Amended and Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), the Certificate of Designation with respect to the 6% Series A Preferred Stock.

WHEREAS, the Board deems it in the best interest of the Corporation that all such 6% Series A Preferred Stock resume the status of authorized but unissued and non-designated shares of Preferred Stock.

NOW, THEREFORE, BE IT HEREBY:

RESOLVED, that the 5,000 shares of 6% Series A Preferred Stock held by the Corporation as treasury shares are hereby retired and cancelled; and it is

FURTHER RESOLVED, that none of the authorized shares of 6% Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation; and it is

FURTHER RESOLVED, that all matters set forth in the Certificate of Designation with respect to 6% Series A Preferred Stock be eliminated from the Certificate of Incorporation; and it is

FURTHER RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to 6% Series A Preferred Stock shall be eliminated from the Certificate of Incorporation; and it is

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each hereby is, authorized, empowered and directed to take or cause to be taken all such further actions and to execute and deliver all such instruments and documents in the name and on behalf of the Corporation and under its corporate seal, or otherwise, that shall in their judgment be necessary or advisable to carry out fully the intent and purpose of the foregoing resolutions, and all actions heretofore taken by such officers with respect to such matters be, and hereby are, approved, confirmed and ratified in all respects.

4. All matters set forth in the Certificate of Designation with respect to the 6% Series A Preferred Stock be, and hereby are, eliminated from the Third Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, of the Corporation. Accordingly, in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares that were designated as 6% Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of the preferred stock, $0.01 par value per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, this 10th day of August, 2020.

Valhi, Inc.

By: /s/ Robert D. Graham
Robert D. Graham
President and Chief Executive Officer